                                                                   Exhibit 10.36


                              EMPLOYMENT AGREEMENT


      This Employment Agreement (the "Agreement") is entered into by and between Versicor Inc., a Delaware corporation (the "Company"), and Timothy J. Henkel, M.D., Ph.D. (the "Executive"), as of the 18th day of December, 2000.

      WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the service of the Executive, and the Board therefore desires to provide the Executive with compensation and benefits arrangements that satisfy the expectations of the Executive and that are competitive with those of other corporations; and

      WHEREAS, the Board also desires to assure that the Executive's services will be available notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company, and the Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company in the event of any threatened or pending Change of Control.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

I.    EMPLOYMENT PERIOD.

      The Company hereby agrees to employ Executive, and the Executive hereby accept such employment with the Company, subject to the terms and conditions of this Agreement, for the period commencing on December 18, 2000 ("Effective Date") and ending on the third anniversary of such date (the "Employment Period"); provided, however, that commencing on the date one year after the Effective Date, and on each annual anniversary of the Effective Date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), unless previously terminated, the Employment Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Employment Period shall not be so extended.

II.   DUTIES.

      A. During the Employment Period, the Executive shall serve as the Chief Medical Officer and Executive Vice President of the Company, and shall have such other duties and responsibilities, reasonably consistent with his position with the Company, as the Board of Directors of the Company shall determine from time to time. A description of the duties and responsibilities of the Executive is attached to this Agreement as Exhibit A.

      B. During the Employment Period, the Executive agrees to devote substantially all of his time, energy and ability to the business of the Company. Nothing herein shall prevent the Executive, upon approval of the Board of Directors of the Company, from



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serving as a director or trustee of other corporations or businesses that are not in competition with the business of the Company or in competition with any present or future affiliate of the Company, provided such service does not materially interfere with the Executive's duties hereunder.

III.  COMPENSATION.

      A. BASE SALARY. The Company will pay to the Executive a base salary at the rate of $295,000 per year. Such salary shall be earned monthly and shall be payable in periodic installments no less frequently than monthly in accordance with the Company's customary practices. Amounts payable shall be reduced by standard withholding and other authorized deductions. The Company will review the Executive's salary at least annually. The Company may in its discretion increase the Executive's salary but it may not reduce it during the term of this Agreement. Any increase in the Executive's salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.

      B. ANNUAL BONUS, INCENTIVE, SAVINGS AND RETIREMENT PLANS. The Executive shall be entitled to participate in all annual bonus, incentive, stock incentive, savings and retirement plans, defined contribution plans, practices, policies and programs applicable generally to other executives of the Company.

      The Executive's bonus opportunity for 2001 is $60,000, subject to the completion or performance of each of the objectives as set forth in a letter from the Company to the Executive dated December 7, 2000 (the "Offer Letter").

      At the first meeting of the Board on or after the Effective Date, the Company's management shall recommend to the Board that it approve a stock option grant to the Executive covering 400,000 shares of the Company's common stock (the "Common Stock") (such number of shares to be adjusted to reflect stock splits, reverse stock splits, stock dividends, and similar changes in capitalization of the Company after the date hereof). To the maximum extent possible, such option shall be an incentive stock option within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended.

      The per share exercise price of the option granted pursuant to the foregoing paragraph shall equal the closing price of a share of Common Stock on the NASDAQ on the date the Board approves the option. Such option shall be granted under the Company's 1997 Equity Incentive Plan (the "Plan"), and (A) shall be granted subject to the terms of the Plan and (B) shall be evidenced by and granted subject to the terms of a stock option agreement in substantially the form delivered to the Executive with this Agreement and attached to this Agreement as Exhibit B. The Executive acknowledges having received a copy of the Plan and such form of stock option agreement. The "Date of Grant" of such option shall be the date the Board approves the grant. The "Vesting Commencement Date" of such option shall be the Effective Date. The "Expiration Date" of such option shall be the day before the tenth (10th) anniversary of the Date of Grant. Executive's acceptance of this Agreement and the obligations and duties hereunder shall be conditioned upon the Board's approval and grant of such stock option on or before December 31, 2000.



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      Notwithstanding anything in the Plan or in the form of stock option agreement to the contrary, Executive shall be permitted to transfer all or a portion of such option; provided that (A) the Executive notifies the Company in writing of the contemplated transfer, (B) the transfer is a gift to a "family member" (as such term is defined in the General Instructions to a Form S-8 Registration Statement under the Securities Act of 1933, as amended), (C) the transfer, in the reasonable opinion of the Company and/or its legal counsel, will not frustrate the Company's ability to rely on a Form S-8 Registration Statement to issue or deliver the securities underlying the option upon an exercise thereof, and (D) the Executive and his proposed transferee provide such documents, agreements and/or assurances to the Company as the Company may reasonably require to assure compliance with all applicable tax laws and withholding requirements.

      C. WELFARE BENEFIT PLANS. The Executive and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, executive life, group life, accidental death and travel accident insurance plans and programs) to the extent such plan, practices, and programs are applicable generally to executives of the Company. A summary of the benefits currently available to executives is attached to this Agreement as Exhibit C.

      D. EXPENSES. The Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by him in accordance with the policies, practices and procedures as in effect generally with respect to other executives of the Company.

      E. FRINGE BENEFITS. The Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies as in effect generally with respect to other executives of the Company.

      F. VACATION. The Executive shall be entitled to paid vacation time in accordance with the plans, policies, programs and practices as in effect with respect to other executives of the Company; provided that the Executive shall be entitled to no less than three (3) weeks paid vacation per year, no less than five (5) paid personal days off per year in addition to such vacation, and no less than five (5) paid days off per year for continuing education in addition to such vacation and personal days, all t be taken in accordance with the Company's usual policies and practices.

      G. PLAN AMENDMENTS. The Company reserves the right to modify, suspend or discontinue any and all of its executive plans, practices, policies and programs at any time without recourse by the Executive so long as such action is taken generally with respect to other similarly situated executives and does not single out the Executive.

      H. SIGN-ON BONUS. The Company shall pay to Executive the sign-on bonus contemplated by the Offer Letter.



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


IV.   TERMINATION.

      A. DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death. If the Company determines in good faith that a Disability of the Executive has occurred (as Disability is defined below), it may give to the Executive written notice in accordance with Section XIV of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from his duties with the Company on a full-time basis (1) for a period of three consecutive months as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or his legal representative (such agreement as to acceptability not to be withheld unreasonably) or (2) for shorter periods aggregating 180 or more business days in any twelve (12) month period. "Incapacity" as used herein shall be limited only to such Disability which substantially prevents the Company from availing itself of the services of the Executive or substantially impairs the Executive's ability to perform services to the standard reasonably expected by the Company for the Executive's office.

      B. CAUSE. The Company also may at any time, before or after a Change in Control, terminate the Executive's employment for "Cause." For purposes of this Agreement, "Cause" shall mean that the Company, acting in good faith based upon the information then known to the Company, determines that the Executive has:
(1) repeatedly failed to perform in a material respect his obligations under the Agreement without proper reason and has not cured such failure in a reasonable time after receiving notice from the Company (but failure to meet any of the performance goals set forth in the Offer Letter shall not, in and of itself, be deemed a failure of Executive to have performed his obligations under this Agreement), (2) willfully engaged in illegal conduct or gross misconduct that is materially injurious to the Company, or (3) willfully breached the provisions of
Section VI (Confidential Information) of this Agreement. Notwithstanding the foregoing, the Company may not terminate the Executive's employment for "Cause"
(1) if such termination (or notice of impending termination to the Executive) occurs more than ninety (90) days after the Company's first actual knowledge of the underlying act, failure to act, or conduct that constituted the particular grounds for the termination, and (2) unless the Executive is given an opportunity to address the Board with respect to such termination prior to the time of the termination. Section VI will continue in effect in the event that the Executive's employment is terminated for Cause.

      For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. No termination of the Executive for Cause will be effective unless adopted pursuant to a resolution duly adopted by the affirmative vote of not less than a



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majority of the entire membership of the Board at a meeting of the Board called and held for such purpose, and communicated to the Executive by written notice that explains the basis on which Cause has been found.

      C.    OBLIGATIONS OF THE COMPANY UPON TERMINATION.

      1. CAUSE, ETC. If the Executive's employment is terminated by the Company for Cause pursuant to Section IV-B, or if the Executive's employment is voluntarily terminated by the Executive (subject to Section V-A), or if the Executive's employment is terminated by reason of the Executive's Death or Disability, this Agreement shall terminate without further obligations to the Executive other than for (a) payment of the sum of the Executive's annual base salary through the date of termination and any accrued vacation pay to the extent not theretofore paid, which shall be paid to the Executive or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination; (b) payment of any compensation previously earned and deferred by the Executive (together with any accrued interest or earnings thereon), which shall be paid to the Executive or his estate or beneficiary at the times provided in, and pursuant to terms of, the plan or agreement under which such compensation was deferred; (c) and reimbursement to Executive of any other amounts for expenses then due to him under this Agreement; and (d) payment to the Executive or his estate or beneficiary, as applicable, any amounts due pursuant to the terms of any applicable welfare benefit plans. The payments described in clauses (a), (b) and (c) shall hereinafter be referred to as the "Accrued Obligations." If it is subsequently determined that the Company did not have the right to terminate the Executive for Cause under Section IV-B, then the Company's decision to terminate shall be deemed to have been made under Section IV-C-2 and the amounts payable thereunder shall be the only amounts the Executive may receive for his termination.

      2. OTHER. If the Company terminates the Executive's employment under this Agreement other than pursuant to Sections IV-A or IV-B, or the Executive terminates his employment under this Agreement as a result of a change in the Executive's office location to a point more than 35 miles from the Executive's office, the Company shall pay to the Executive by cashier's check immediately upon the Executive's termination of employment with the Company an amount equal to two times the sum of (1) the amount of the annual base salary then being paid or required to be paid to the Executive by the Company under this Agreement and (2) the amount of the highest bonus (or bonuses) paid to the Executive by the Company for any calendar year ending prior to the year in which the termination of the Executive's employment occurs. This payment shall be in addition to the timely payment of the Accrued Obligations. The Executive shall have no duty to mitigate damages and none of the payments provided in this Section IV-C-2 shall be reduced by any amounts earned or received by Executive from a third party at any time.

      3. EXCLUSIVE REMEDY. The Executive agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

      D. NOTICE OF TERMINATION. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other



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party hereto given in accordance with Section XIV of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (3) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

      E. DATE OF TERMINATION. "Date of Termination" means (1) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (2) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (3) if the Executive's employment is terminated by reason of Death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

V.    CHANGE IN CONTROL.

      A. CHANGE OF CONTROL PAYMENTS. Notwithstanding anything to the contrary in this Agreement, if a Change in Control (as defined below) of the Company occurs during the term of this Agreement, and if within two years following such Change in Control either the Company terminates the Executive's employment without Cause, or if the Executive terminates his employment for Good Reason (as defined below), the Company shall pay to the Executive by cashier's check immediately upon the Executive's termination of employment with the Company an amount equal to two times the sum of (1) the amount of the annual base salary then being paid or required to be paid to the Executive by the Company under this Agreement and (2) the amount of the highest bonus (or bonuses) paid to the Executive by the Company for any calendar year ending prior to the year in which the Change in Control occurs. This payment shall be in lieu of the payment otherwise payable under Section IV-C-2, but shall be in addition to the timely payment of the Accrued Obligations. In addition, the Company shall continue to provide all benefits under the welfare benefit plans as set forth in Section III-C until the earlier of (1) the Executive's receipt of benefits substantially similar in scope and nature from another employer or (2) three years after the most recent Renewal Date. The Executive shall have no duty to mitigate damages and none of the payments provided in this Section V-A shall be reduced by any amounts earned or received by the Executive from a third party at any time. Notwithstanding anything to the contrary in this Section V, if, in connection with a Change in Control transaction, the Executive voluntarily enters a new written employment agreement with the Company or its successor, the Executive may no longer rely upon the provisions of this Section V.



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      B.    CERTAIN ADDITIONAL PAYMENTS.

      1. Notwithstanding anything in this Agreement to the contrary and except as set forth below, in the event it shall be determined that any payment or distribution by the Company or its affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this
Section V-B) (a "Payment") would be subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section V-B-1, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

      2. Subject to the provisions of Section V-B-3, all determinations required to be made under this Section V-B, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers LLP or such other certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section V-B, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section V-B-3 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

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      3.    The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

      (a) give the Company any information reasonably requested by the Company relating to such claim,

      (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

      (c) cooperate with the Company in good faith in order effectively to contest such claim, and

      (d) permit the Company to participate in any proceedings relating to such claim;

      provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section V-B-3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised

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by the Internal Revenue Service or any other taxing authority.

            4. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section V-B-3, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section V-B-3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section V-B-3, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

            C. DEFINITIONS. For purposes of this Agreement and Section V hereof:

            1. A "Change in Control" of the Company means any of the following:

            (a) Approval by the stockholders of the Company of the dissolution or liquidation of the Company;

            (b) Approval by the stockholders of the Company of an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities that are not subsidiaries or other affiliates, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity immediately after the reorganization are, or will be, owned, directly or indirectly, by stockholders of the Company immediately before such reorganization (assuming for purposes of such determination that there is no change in the record ownership of the Company's securities from the record date for such approval until such reorganization and that such record owners hold no securities of the other parties to such reorganization, but including in such determination any securities of the other parties to such reorganization held by affiliates of the Company);

            (c) Approval by the stockholders of the Company of the sale of all or substantially all of the Company's business and/or assets to a person or entity which is not a subsidiary or other affiliate; or

            (d) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1) thereunder), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 40% of the combined voting power of the Company's then outstanding securities entitled to then vote generally in the election of directors of the Company; or

            (e) During any period not longer than two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company cease to constitute at least a majority thereof, unless the election, or the nomination for election by the Corporation's stockholders, of each new Board member was approved by a vote of at least three-



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


fourths of the Board members then still in office who were Board members at the beginning of such period (including for these purposes, new members whose election or nomination was so approved).

            2. "Good Reason" shall mean (with or without regard to whether a Change in Control has occurred), without obtaining the Executive's prior written consent thereto, (a) an adverse and significant change in the Executive's position, duties, responsibilities, or status with the Company, (b) a change in the Executive's office location to a point more than 35 miles from the Executive's office; (c) the taking of any action by the Company to eliminate benefit plans without providing substitutes which, in overall, provide a substantially similar aggregate value of benefits, to reduce benefits thereunder or to substantially diminish the aggregate value of incentive awards or other fringe benefits, (d) any reduction in the Executive's base salary, (e) any purported termination by the Company of the Executive's employment other than as expressly permitted by this Agreement, or (f) any breach of this Agreement by the Company. "Good Reason" shall also mean and include, without limitation, any termination by the Executive of his employment with the Company at any time within one year following a Change in Control, whether with or without reason.

VI.   CONFIDENTIAL INFORMATION.

      A. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during his employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement). After termination of the Executive's employment with the Company, he shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it; PROVIDED, however, that the Executive will not be so bound if following a Change in Control the Executive is terminated without Cause or if the Executive terminates his employment for Good Reason.

      B. The Executive agrees that all lists, materials, books, files, reports, correspondence, records, and other documents ("Company material") used, prepared, or made available to the Executive, shall be and shall remain the property of the Company. Upon the termination of employment or the expiration of this Agreement, all Company materials shall be returned immediately to the Company, and the Executive shall not make or retain any copies thereof.

VII.  SUCCESSORS.

      A. This Agreement is personal to the Executive and shall not, without the prior written consent of the Company, be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.



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


      B. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or succeeds to all or substantially all of the assets or business of the Company, or to which the Company assigns this Agreement by operation of law or otherwise.

VIII. WAIVER.

      No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

IX.   MODIFICATION.

      This Agreement may not be amended or modified other than by a written agreement executed by the Executive and the Company.

X.    SAVINGS CLAUSES.

      A. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

      B. If any provision of this Agreement would, in the written opinion of the Company's independent accountants, prevent or substantially interfere with the Company's ability to receive pooling treatment in any business combination, the offending provision will be deemed severed from this Agreement and the other provisions of this Agreement shall not be affected.

XI.   COMPLETE AGREEMENT.

      This instrument (together with the performance criteria set forth in, and the sign-on bonus provisions of, the Offer Letter) constitutes and contains the entire agreement and understanding concerning Executive's employment and other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. This instrument is an integrated agreement. The performance criteria set forth in the Offer Letter and the sign-on bonus provisions of the Offer Letter are outside of the scope of the preceding sentence, but any other provisions of the Offer Letter are superseded and replaced by the provisions of this instrument.

XII.  GOVERNING LAW.

      This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, by the laws of the State of California without regard to principles of conflict of laws.

XIII. CONSTRUCTION.

      The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

XIV.  COMMUNICATIONS.

      All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by telecopy, telex or equivalent form of written telecommunication or if sent by registered or certified mail, return receipt requested, postage prepaid, as follows:

      To Company:      Versicor Inc.
                       34790 Ardentech Ct.
                       Fremont, California 94555
                       Attention: Corporate Secretary

      With copy to:    O'Melveny & Myers LLP
                       Embarcadero Center West
                       275 Battery Street, 26th Floor
                       San Francisco, California 94111
                       Attention: Peter T. Healy

      To Executive:    Timothy J. Henkel
                       ___________________________
                       ___________________________

      With copy to:    Eckert Seamans Cherin & Mellott, LLC
                       1515 Market Street - 9th Floor
                       Philadelphia, PA 19102
                       Attention: Stephen M. Foxman

Either party may change the address at which notice shall be given by written notice given in the above manner. All notices required or permitted hereunder shall be deemed duly given and received on the date of delivery, if delivered in person or by telex, telecopy or other written telecommunication on a regular business day and within normal business hours or on the fifth day next succeeding the date of mailing, if sent by certified or registered mail.

XV.   EXECUTION.

      This Agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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


XVI.     LEGAL COUNSEL.

      The Executive and the Company recognize that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice.

XVII. SURVIVAL.

      The provisions of this Agreement shall survive the term of this Agreement to the extent necessary to accommodate full performance of all such terms.

                  [Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


VERSICOR INC.:                             EXECUTIVE:

By: /s/ George F. Horner III              By: /s/ Timothy Henkel
    _________________________________         _________________________________

Name: George F. Horner III                 Name:  Timothy J. Henkel, M.D., Ph.D.
     ________________________________


      President and CEO
Title:_______________________________



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


                                                                       EXHIBIT A


                   DESCRIPTION OF DUTIES AND RESPONSIBILITIES

                                 VERSICOR, INC.




POSITION:   Executive Vice President and Chief Medical Officer

REPORTS TO: President and Chief Executive Officer

SUMMARY OF KEY RESPONSIBILITIES:

      -     Complete clinical development from pre-clinical to Phase IV studies.

      - All regulatory affairs functions, including CMC, quality control and IND to NDA submissions.

      - All third party manufacturing relationships, including both production and quality assurance management of said relationships.

      - All project management of the clinical, regulatory affairs and clinical supply functions.

      - Development and regulatory strategy for all products from Phase I until approved for marketing in their respective country or countries.

      - Full budget responsibility for the entire clinical, regulatory, clinical supply and project management process. Said responsibility includes total staffing and budget for the Versicor East Coast site office.

KNOWLEDGE AND SKILLS REQUIRED:

EDUCATION:    M.D. degree
EXPERIENCE:   At least 8 years of clinical development in the U.S. or Europe, preferably with major multinational pharmaceutical company(s).

                        OTHER:   Full management of the successful completion of
      significant NDA(s) or their equivalent in the U.S. or Europe, preferably with antibiotic or antifungal product(s). Additional management experience in other allied disciplines (e.g. medical affairs) a plus.

EVALUATION OF RESULTS:

Position participates in executive bonus compensation program based upon company and funtional objectives. Achievement of objectives reviewed by CEO and Compensation Committee of the Board of Directors annually.

                                                                       EXHIBIT B


                         FORM OF STOCK OPTION AGREEMENT

                                                                       EXHIBIT C

                                   SUMMARY OF BENEFITS*

MEDICAL INSURANCE

Two plans are offered:

            -     Blue Cross California Care HMO 100
            -     Blue Cross Prudent Buyer Classic (PPO)

Versicor pays over 90% of the monthly premium for individual and for family coverage. Each plan subscriber is responsible for the balance of the monthly premium, deductibles, and co-insurance, or user fees as defined by each plan.

Coverage becomes effective the first of the month following your thirtieth day of employment.

Bi-weekly premiums paid by plan subscriber:

         CALIFORNIA CARE PLAN 100 & PRUDENT BUYER CLASSIC

         Individual: $8.77
         Employee + one: $17.54
         Family: $24.00

DENTAL INSURANCE

The Company offers Blue Cross Prudent Buyer Standard Option Dental Plan. The Company pays for about two-thirds of the monthly premium for individual and family coverage. Each plan subscriber is responsible for the balance of the monthly premium, deductibles, and co-insurance as defined by the plan.

Coverage becomes effective the first of the month following your thirtieth day of employment.

Bi-weekly premium paid by plan subscriber:

         Individual: $3.00
         Employee plus one: $5.77
         Family: $8.77

___________________________

* This is a general summary of the benefits offered to Company executives as of the Effective Date. The Company reserves the right to, without notifying the Executive in advance (unless advance notice is required by law), terminate, change, or amend any and all such benefits and/or benefit programs from time to time; provided that the Executive and/or his family shall be eligible to participate in the benefits and programs that are offered to the extent required by Section III.C of the Agreement.

LIFE/AD&D INSURANCE

Coverage equals three times annual base salary for life insurance, plus an additional three times annual base salary for accidental death. Maximum coverage is $500,000 for life plus additional $500,000 for AD&D. Versicor pays for the monthly premium in full. There is no additional optional insurance available under this plan. Life insurance is offered through the Hartford Life and Accident Insurance Company.

Coverage becomes effective thirty (30) days from the start date of employment.

BUSINESS TRAVEL AD&D

AD&D coverage while traveling on Company business:

Coverage is a flat $500,000 in case of death, lesser coverage in case of certain permanent disabling injuries. Maximum Coverage for all parties in one occurrence is $2 million. The insurance premium is paid by Versicor. Coverage becomes effective on the date of start of employment.

DISABILITY INSURANCE
(SHORT-TERM DISABILITY, LONG-TERM DISABILITY)

Disability Insurance is offered through the Hartford Life and Accident Insurance Company. There are two options available to all employees.

OPTION A: Your monthly benefit is equal to 50% of your gross monthly earnings, not including commissions or overtime pay. Under this option, the company pays the full premium. Keep in mind that in the event of a disability, benefits are taxable because your employer is paying the premium.

OPTION B: Your monthly benefit is equal to 60% of your gross monthly earnings, not including commissions or overtime pay. Under this option, the employee pays the full premium (annual salary x .00315 / 26 = per pay check deduction). The monthly benefit is not taxable because the employee is paying the full premium.

EMPLOYEE ADVISORY RESOURCE ("EAR")

The EAR is an employee assistance program that is available to Versicor employees and members of their immediate families. EAR is a telephone assistance and referral service. It provides confidential assessment, referral, and follow-up services to help employees and/or their family members who may be experiencing personal problems such as alcohol or drug abuse, legal matters, emotional problems, financial concerns, etc. This case management/referral service is free to the employee and his/her family. The fees for the services that may be rendered by an outside agency (screened and referred by the EAR counselor) are the responsibility of the employee, but may be covered by medical insurance.

FLEXIBLE SPENDING ACCOUNT (SECTION 125 PRE-TAX PREMIUM PLAN)

Employee contributions to medical and dental insurance plans are made under a "cafeteria plan" under Section 125 of the Internal Revenue Service Code on 1986.

401(k) PLAN

All Versicor employees working more than 30 hours per week are eligible to participate in Versicor's Savings and Investment Plan under Section 401(k) of the Internal Revenue Service Code. Contributions are processed through payroll; the investment vehicles are managed by Fidelity Investments, the Boston based leader in mutual funds; and the program is administered by Fidelity Investments. Versicor will contribute $.50 per $1.00 contributed up to a maximum of $1,500 (subject to applicable legal limitations). All employees are eligible to participate in the Plan the first of the month after 90 days of employment.

PAID HOLIDAYS

Twelve paid holidays.
Eligibility begins at date of start of employment.

PAID VACATION

Versicor offers vacation to all permanent, full time employees. Vacation accrual begins the first of the month following the day of employment. An employee must work the entire month to accrue vacation benefits for the month.

Vacation may be taken at times mutually agreed upon between each employee and his/her supervisor. All employees must fill out a vacation request for and submit it to their supervisor for approval. The vacation request form must be to the human resources department.

Vacation accrual is as follows:
         0 - 4 years              3 weeks per year (10 hours per month)
         5 years or more          4 weeks per year (13.34 hours per month)

There is no limit on the number of unused vacation days that may be "rolled over" from one year to another. Unused vacation may not be converted into cash except at termination of employment.

TUITION REIMBURSEMENT

Company 100% of tuition, books and lab fees for courses which are directly job related and 75% which are career related up to a combined maximum of $2,500 per calendar year.

PROFESSIONAL DUES

Versicor pays for one membership to a professional organization.

OTHER

Company paid safety glasses and lab coats, and Friday company lunch.